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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                          ---------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                            DATED NOVEMBER 19, 2003

                                       of

                               ARRIS GROUP, INC.
                             A Delaware Corporation
                   IRS Employer Identification No. 58-2588724
                           SEC File Number 001-16631

                            11450 TECHNOLOGY CIRCLE
                             DULUTH, GEORGIA 30097
                                 (678) 473-2000


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ITEM 5.  OTHER ITEMS

         On November 12, 2003, the U. S. Federal Circuit Court of Appeals affirmed the previously disclosed decision in John Mezzalingua Associates, Inc. d/b/a PPC v. Antec Corp., a civil action in the US District Court in Florida. Antec Corp. is now known as Arris International, Inc. and is a wholly-owned subsidiary of Arris. The District Court, as previously disclosed, awarded the plaintiff approximately $1.9 million in damages plus post-judgment interest. The calculation of a portion of the damages remains the subject of a separate appeal by the plaintiff. As a result, Arris will reserve approximately
$2.2 million, or approximately $.03 per share, in the fourth quarter for litigation expense. Arris currently is reviewing its options with respect to further appeals.

         On November 19, 2003 Arris sold approximately $20 million of Accounts Receivable due us from Cabovisao to an unrelated third party for approximately $10 million in immediately available funds. As previously disclosed Cabovisao's parent is seeking reorganization under applicable Canadian law. As a result of the sale, Arris will recognize a reduction in bad debt expense of approximately $1.5 million in the fourth quarter related to the carrying value of those receivables.
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                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               ARRIS Group, Inc.




                               By: /s/ Lawrence A. Margolis
                                  ----------------------------------------------
                                    Lawrence A. Margolis,
                                    Executive Vice President and Chief Financial
                                    Officer

Dated:  November 19, 2003